Exhibit No. 99.1

INTAC International Announces Acquisition of Leading Chinese Developer of
Management Software for Educational Institution Administration

•             Acquired company software designated as the Standard of the China School Administration System by the Ministry of Education in China (“MOE”)

•             Great synergies expected, natural fit for INTAC

•             Acquisition allows INTAC to expand career counseling and guidance business plan into elementary and middle school system sectors and further solidifies relationship with the MOE

•             Family-School Link Communication System (“FSLCS”) software solution to enhance the communication between parents and schools across China

•             Market potential estimated to exceed RMB 2 billion (US$240 million) per month

HONG KONG, January 3, 2005 /PRNewswire-FirstCall/ — INTAC International, Inc. (Nasdaq: INTN; FSE: WKN 805768), a provider of a full-range of career development services to students in China through Beijing Intac Purun Educational Development Ltd. (“Intac Purun”), its joint venture with China’s Ministry of Education (“MOE”), today announced the acquisition of Beijing Huana Xinlong Information and Technology Development Ltd. (“Huana Xinlong”).  Huana Xinlong, a leading Chinese developer of management software for educational institution administration is located in Beijing, China.

Huana Xinlong was the Company’s strategic partner for the Family-School Link Communication System (“FSLCS”). FSLCS is a real time communication solution combining Internet and wireless technologies that strives to fulfill the instant and interactive communication needs of teachers and parents.  Through FSLCS, parents can receive frequent updates on their children via Short Message Services (“SMS”) and Interactive Voice Recognition (“IVR”) services on their mobile handsets or over Intac Purun’s Internet portal JOYBA (www.Joyba.com). At the same time, teachers can exchange questions, comments and feedback with parents instantaneously over the same advanced telecommunication infrastructure.

Huana Xinlong is also a leading Chinese developer of management software for educational institution administration with products currently distributed and installed in more than 5,000 elementary and middle schools covering 12 Chinese provinces.  With the authorization of the Ministry of Education (“MOE”), Huana Xinlong is planning to expand and strengthen its nation-wide market coverage during a distribution campaign starting in early 2005.  As part of INTAC, Huana Xinlong will bundle the school-end sub-system of the FSLCS solution with its current software and system products.  Leveraging on Huana Xinlong’s extensive distribution channel and market coverage, FSLCS has the potential for a faster market adoption and an accelerated sales cycle.  The market potential is estimated to exceed RMB 2 billion (US $240 million) per month.

The acquisition was completed in December 2004.  The acquisition consideration issued by the Company in the transaction consists of up to 2,000,000 shares of Company common stock, including 1,000,000 shares issued on closing and up to an additional 1,000,000 shares contingent on achieving net income of $13 million during the thirteen month period ending December 31, 2005.

“This is a very positive move for INTAC with the software developed by Huana Xinlong having been designated as the Standard of the China School Administration System by the MOE,” said Wei Zhou, Chairman and CEO of INTAC.  “This allows Intac to expand its educational services into the elementary and middle school system sectors and further solidifies its relationship with the MOE.”

“The contribution of Huana Xinlong to INTAC’s financial is expected to be very accretive to both revenues and earnings,” said J. David Darnell, Senior Vice President and Chief Financial Officer. “We fully anticipate that the acquisition will have an immediate positive impact.”

The Company’s annual report on Form 10-KSB for the year ended December 31, 2003 and quarterly report on Form 10-Q for the quarter ended September 30, 2004 may be viewed at the SEC’s website www.sec.gov.

About INTAC International, Inc.

INTAC International, Inc. is focused on the exploitation of strategic business opportunities available in China and the Asia-Pacific Rim.  With its joint venture with China’s Ministry of Education, Beijing Intac Purun Educational Development Ltd., INTAC provides Chinese students exclusively with a full-range of integrated career development, recruiting and lifestyle services.  These services are delivered through the Company’s websites, www.Phrbank.com and www.Joyba.com, as well as its print formats and its local Career Service Centers across China.

Forward-Looking Statements

This press release contains certain “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements expressed or implied by such forward-looking statements to differ materially from those projected or implied. Factors that could cause or contribute to such differences include, among other things: changes in general business conditions; the impact of competition in our industry, especially in the Asia- Pacific Rim; the fact that we are an early stage company with an unproven business model; our need for additional working capital, particularly to the extent that we are able to locate a suitable business opportunity; the added expense structure assumed by us as a U.S. public company; political and economic events and conditions in jurisdictions in which we operate; PRC Internet laws and regulations that are unclear and will likely change in the near future; restrictions on foreign investment in the PRC Internet sector that are imposed by the PRC government; the PRC government that may prevent us from distributing; regulation and censorship of information distribution in China which may adversely affect our business; political and economic policies of the PRC government; the risk of the loss of the agreements, or the exclusivity terms, with the Education Management Information Center; the high cost of Internet access that may limit the growth of the Internet in China and impede our growth; advertising and e-commerce customers that have only limited experience using the Internet for advertising or commerce purposes; the acceptance of the Internet as a commerce platform in China which depends on the resolution of problems relating to fulfillment and electronic payment; concerns about security of e-commerce transactions and confidentiality of information on the Internet that may increase our costs, reduce the use of our Internet portal and impede our growth; our network operations that may be vulnerable to hacking, viruses and other disruptions, which may make our products and services less attractive and reliable; changes in interest rates, foreign currency fluctuations and capital market conditions; and other factors including those detailed under the heading “Business Risk Factors” and elsewhere in the Company’s annual report on Form 10-KSB for the year ended December 31, 2003 and quarterly report on Form 10-Q for the quarter ended September 30, 2004, as filed with the Securities and Exchange Commission. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise. INTAC undertakes no obligation to update any forward-looking statements made in this media release.

Contact: J. David Darnell, Senior Vice President and Chief Financial Officer, 469-916-9891, for further information.

Internet: http://www.intac-international.com